Exhibit 10.3

Grantee: «Grantee»

Shares: «Shares»

MATRIX SERVICE COMPANY

RESTRICTED STOCK AWARD AGREEMENT

                    , 20

«Grantee»

«Address1»

«Address2»

«City», «State» «PostalCode»

Dear «FirstName»:

1. Restricted Stock Award. Matrix Service Company, a Delaware corporation (the “Company”), hereby grants to you an aggregate of «Shares» shares of common stock, par value $.01 per share, of the Company (the “Restricted Shares”). This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 2004 Stock Incentive Plan, as amended and restated effective October 23, 2006, and as further amended by Amendment 1 thereto (the “Plan”), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Form of Restricted Stock; Possession of Certificates. The Company may issue the Restricted Shares to you by book-entry registration or by issuance of a certificate or certificates for the Restricted Shares in your name. In the event the Company issues a certificate or certificates for the Restricted Shares, the Company shall retain the certificate(s) for the period during which the restrictions described in Section 4(b) are in effect and you shall execute and deliver to the Company a stock power or stock powers in blank for the Restricted Shares. You hereby agree that the Company shall hold the certificate(s), if any, for the Restricted Shares and the related stock power(s) pursuant to the terms of this Award Agreement until such time as the restrictions described in Section 4(b) lapse as described in Section 5 or the Restricted Shares are canceled pursuant to the terms of Section 4(b).

3. Ownership of Restricted Shares. You shall be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive cash dividends therefrom if, as, and when declared by the Company’s Board, subject, however, to the terms, conditions, and restrictions described in the Plan and in this Award Agreement.

4. Restrictions.

(a) Your ownership of the Restricted Shares shall be subject to the restrictions set forth in subsection (b) of this Section until the conditions set forth in Section 5 are met, at which time the Restricted Shares shall no longer be subject to such restrictions.

(b) The restrictions referred to in subsection (a) of this Section are as follows:

(1) At the time you no longer serve as a director of the Company, you shall forfeit any Restricted Shares for which the conditions set forth in Section 5 below have not been satisfied to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company. If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled.

(2) You may not sell, assign, transfer, pledge, mortgage, hypothecate, or otherwise dispose of or encumber the Restricted Shares.

5. Satisfaction of Conditions.

(a) The restrictions described in Section 4(b) shall lapse with respect to              of the Restricted Shares on the              anniversary of the date of this Award Agreement (the “Measurement Date”), but only if and to the extent the Performance Goals set forth in this subsection (a) are met. The Performance Goals are as follows:

[Insert Performance Goals]

The Performance Goals will be measured when                         . The Committee has the final authority to determine whether the Performance Goals have been met and to what extent.

(b) Notwithstanding the provisions of subsection (a) of this Section, the restrictions described in Section 4(b) shall lapse with respect to all Restricted Shares upon the occurrence of any of the following events:

(1) Your death, “Disability” (as defined in Section 9(a)) or your Retirement (as defined in Section 9(b)); or

(2) A “Change of Control” (as defined in the Plan) of the Company.

6. Adjustment of Shares. The number of Restricted Shares subject to this Award Agreement shall be adjusted as provided in Section 12 of the Plan. Any shares or other securities received by you as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to the Restricted Shares shall have the same terms, conditions and restrictions and bear the same legend as the Restricted Shares.

7. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration.

8. Restrictive Legend. You hereby acknowledge that the certificate(s) for the Restricted Shares will bear a conspicuous legend referring to the terms, conditions, and restrictions described in the Plan and this Award Agreement, which legend shall be in substantially the same form as set forth in the Plan. Any attempt to dispose of any Restricted Shares in contravention of the terms, conditions, and restrictions described in the Plan or this Award Agreement shall be ineffective.

9. Certain Definitions. As used in this Award Agreement, the following terms shall have the respective meanings indicated:

(a) “Disability” shall mean your inability to perform substantially all the duties of your position as a director of the Company by reason of any medically determinable physical or mental impairment which is expected to be permanent and continues for more than 180 days. The Committee may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee’s determination as to whether you are disabled shall be conclusive, final and binding on all parties concerned.

(b) “Retirement” shall mean the voluntary termination of your position as a director of the Company on the date on which you become, or after attaining, 65 years of age.

Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

If you accept this Restricted Stock Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

MATRIX SERVICE COMPANY

By:
Name:
Title:

The foregoing Restricted Stock Award is accepted by me as of                             , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

«Grantee»

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